EXHIBIT 2.1




                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                        METROPOLIS REALTY LOWER TIER LLC,

                         METROPOLIS REALTY HOLDINGS LLC

                                       AND

                          METROPOLIS REALTY TRUST, INC.









                                  May 22, 2002

                          AGREEMENT AND PLAN OF MERGER

         This AGREEMENT AND PLAN OF MERGER (this "Agreement"), is made and entered into as of the 22nd day of May, 2002, by and among Metropolis Realty Trust, Inc., a Maryland corporation ("Metropolis"), Metropolis Realty Holdings LLC, a Delaware limited liability company and a wholly owned subsidiary of Metropolis ("Holdings"), and Metropolis Realty Lower Tier LLC, a Delaware limited liability company and a wholly owned subsidiary of Holdings ("LLC"). Metroplis and LLC are hereinafter sometimes collectively referred to as the "Constituent Companies."

         WHEREAS, the Board of Directors of Metropolis and the sole managing member of LLC have each approved this Agreement and propose that LLC be merged with and into Metropolis (the "Merger") in accordance with (i) the Maryland General Corporation Law ("MGCL"), (ii) the Delaware Limited Liability Company Act ("DLLCA") and (iii) the terms and provisions of this Agreement; and

         WHEREAS, the Board of Directors of Metropolis and the sole managing member of LLC have determined that the Merger is advisable on the terms and conditions set forth in this Agreement.

         NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the covenants herein contained, and intending to be legally bound, the parties hereby agree as follows:

                                   ARTICLE I

Section 1.01 Merger. Upon the terms and subject to the conditions set forth herein, and in accordance with the applicable provisions of this Agreement, the MGCL and the DLLCA, LLC shall be merged with and into Metropolis. From and after the Effective Time (as defined below), Metropolis shall continue as the company surviving the Merger (the "Surviving Company") under the corporate name "Metropolis Realty Trust, Inc." and the separate existence of LLC shall cease. The Surviving Company shall continue to be organized under the laws of the State of Maryland.

Section 1.02 The Closing. The closing (the "Closing") of the transactions contemplated by this Agreement shall take place at the offices of Akin, Gump, Hauer, Strauss & Feld, L.L.P., 590 Madison Avenue, New York, New York, on such date and at such time as the Constituent Companies shall mutually agree (the "Closing Date"), which date shall be on or after the day on which all conditions to the obligations of the parties to consummate the Merger set forth in Article IV hereof (other than conditions with respect to actions the respective parties will take at the Closing itself) are satisfied or waived.

Section 1.03 Actions at the Closing. At the Closing, (i) the Constituent Companies shall execute and cause to be filed with the State Department of Assessments and Taxation of Maryland (the "Department"), in accordance with the MGCL, articles of merger (the "Maryland Articles of Merger"), and (ii) Metropolis shall execute and cause to be filed with the Secretary of State of Delaware (the "Secretary"), in accordance with the DLLCA, a certificate of merger (the "Delaware Certificate of Merger").

Section 1.04 Effective Time. The Merger shall become effective (the "Effective Time") upon the later to occur of the following: (i) the time the Maryland Articles of Merger are filed with the Department, (ii) the time the Delaware Certificate of Merger is filed with the Secretary, or (iii) such time as shall be specified in the Maryland Articles of Merger and the Delaware Certificate of Merger.

Section 1.05 Closing of Transfer Records. After the Effective Time, transfers of membership interests of LLC shall not be made on the transfer books of LLC.

Section 1.06 Effects of the Merger. The Merger shall have the effects set forth in the MGCL and the DLLCA.


                                   ARTICLE II

Section 2.01 Charter. The charter of Metropolis, as in effect immediately prior to the Effective Time, shall be the charter of the Surviving Company, without any modification or amendment as a result of the Merger.

Section 2.02 Bylaws. The Bylaws of Metropolis, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Company, without any modification or amendment as a result of the Merger.

Section 2.03 Directors and Officers. The directors and officers of Metropolis in office at and as of immediately prior to the Effective Time shall be the directors and officers of the Surviving Company (retaining their respective positions and terms of office).

                                  ARTICLE III

Section 3.01 Conversion of Membership Interests. (a) At the Effective Time, each membership interest of LLC issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into one duly authorized, validly issued, fully paid and nonassessable shares of common stock, par value $10.00 per share, of the Surviving Company.

         (b) At the Effective Time, each share of common stock, par value $10.00 per share, of Metropolis ("Metropolis Stock") issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into one validly issued, fully paid and nonassessable unit of membership interest in Holdings.

         (c) At the Closing, Holdings shall issue, or cause to be issued, in the name of each holder of Metropolis Stock issued and outstanding immediately prior to the Effective Time and only upon delivery to Holdings of Certificates representing each such holder's Metropolis Stock, a certificate or certificates representing the number of units of membership interest of Holdings into which the Metropolis Stock of such holder has been converted in accordance with
Section 3.01(b) hereof.

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

                                   ARTICLE IV

Section 4.01 Conditions to Each Party's Obligation to Effect the Merger. The obligation of the parties to consummate the Merger is subject to satisfaction of the following conditions:

(a) no action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would be reasonably likely to (i) prevent consummation of any of the transactions contemplated by this Agreement, (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation or (iii) cause any of the parties or their officers or directors to become liable for any material damages (and no such injunction, judgment, order, decree, ruling or charge shall be in effect); and

(b) this Agreement and the transaction contemplated by this Agreement shall have been approved and adopted by the sole member of LLC.

                                   ARTICLE V

Section 5.01 Termination of this Agreement. The parties may terminate this Agreement with the prior authorization of their board of directors or managing member, if applicable, by mutual written consent at any time prior to the Effective Time.

Section 5.02 Effect of Termination.  If this Agreement is terminated pursuant to
Section 5.01 above, all rights and obligations of the parties hereunder shall terminate without any liability of any party to any other party.

                                   ARTICLE VI

Section 6.01 Additional Actions. If, at any time after the Effective Time, the Surviving Company shall consider or be advised that any further assignments or assurances in law or any other acts are necessary or desirable to (i) vest, perfect or confirm, of record or otherwise in the Surviving Company its right, title or interest in, to or under any of the rights, properties or assets of any Constituent Company acquired or to be acquired by the Surviving Company as a result of, or in connection with, the Merger, or (ii) otherwise carry out the purposes of this Agreement, each Constituent Company and its proper officers and directors shall be deemed to have granted to the Surviving Company an irrevocable power of attorney to execute and deliver all such proper deeds, assignments and assurances in law and to do all acts necessary or proper to vest, perfect or confirm title to and possession of such rights, properties or assets in the Surviving Company and otherwise carry out the purposes of this Agreement; and the officers and directors of the Surviving Company are fully authorized in the name of each of the Constituent Companies or otherwise to take any and all such actions.

Section 6.02 Amendment. Subject to applicable laws, this Agreement may be amended at any time and from time to time if set forth in a writing executed by all of the parties.

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

Section 6.03 Counterparts. This Agreement may be executed in counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

Section 6.04 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Maryland, except to the extent that the laws of the State of Delaware relate to the consummation of the Merger.

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


IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed on its behalf on the date first written above by their respective officers thereunto duly authorized.

METROPOLIS REALTY LOWER TIER LLC


By: /s/ Jeremy FitzGerald
   -------------------------------
   Name: Jeremy FitzGerald
   Title: Authorized Officer


METROPOLIS REALTY TRUST, INC.


By: /s/ Jeremy FitzGerald
   -------------------------------
   Name: Jeremy FitzGerald
   Title: Authorized Officer


METROPOLIS REALTY HOLDINGS LLC


By: /s/ Jeremy FitzGerald
   -------------------------------
   Name: Jeremy FitzGerald
   Title: Authorized Officer


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